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                                  EXHIBIT 8.3.


MORGAN BEAUMONT EXPANDS MARKETING ORGANIZATION; COMPANY NAMES CLARE MORGAN AS VP OF MARKETING

[ PR NEWSWIRE  O   2005-08-29 ]

BRADENTON, Fla., Aug. 29 /PRNewswire-FirstCall/ -- Morgan Beaumont, Inc. (OTC Bulletin Board: MBEU), a premier technology solution provider to the Stored Value and Debit Card market and owner of the SIRE Network(TM), today announced that Clare J. Morgan has joined the Company as Vice President of Marketing.

Ms. Morgan brings to Morgan Beaumont over 10 years of marketing and public relations experience in the prepaid telecommunications and electronic transaction industries, most recently as a Vice President of marketing and communications for Touch-n-Buy, an interactive kiosk company that sells prepaid products and services, and Blackstone Calling Card, a pioneer in the prepaid telecommunications industry. A respected force in both the prepaid calling and stored value industries, Ms. Morgan has been a member of the Electronic Transaction Association's Trade Show Advisory Committee since 2003.

Erik Jensen, President of Morgan Beaumont, stated, "We are pleased to announce the addition of Clare to our Company and look forward to leveraging the competencies she brings to our marketing team. I believe that her contributions should significantly increase our visibility in the marketplace, and assist us in telling the Morgan Beaumont story to our growing customer base." Jensen added, "We feel that Clare will have the opportunity to duplicate many of her past accomplishments here at Morgan Beaumont, including positioning the company as an industry leader."

As part of the company's plan to optimize the effectiveness of its marketing initiatives, Ms. Morgan will assume responsibility for the company's wider corporate marketing efforts; which include plans to bring national brand exposure to Morgan Beaumont's nationwide cash load platform, the SIRE Network, and the company's numerous stored value card solutions. Ms. Morgan will lead and grow the Company's marketing team, which currently consists of five seasoned professionals, in order to accelerate the development of new products, collateral, and training materials that will support the sale of Morgan Beaumont's prepaid calling and stored valued card products.

As another important step in the expansion and re-alignment of Morgan Beaumont's marketing team, current Director of Marketing, Jeffrey Kratsch, will assume responsibility for the company's investor relations and corporate communications initiatives; as well as the full implementation of Morgan Beaumont University, the only nationwide training platform in the stored value industry designed to educate distributors and merchants on how to effectively market, merchandise, and sell stored value card products.

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida. The company is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). The company owns and operates the SIRE Network, a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit http://www.morganbeaumont.com .


"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings,




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margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

     Contacts:  Jeff Kratsch, Director of Marketing
                Morgan Beaumont, Inc.
                941-753-2875 Ext. 2711

                Ken Dennard, Managing Partner
                ksdennard@drg-e.com
                DRG&E / 713-529-6600